Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Increased Total Revenue with Second Quarter Fiscal 2017 Results

For the 2017 second quarter:

  Total revenue increases 2.8% to $77.2 million
  Retail gross margin improves 150 basis points to 43.7%
  Consolidated comparable sales decline 0.9%
  Pre-tax loss is $2.6 million, an improvement of $3.6 million from the fiscal 2016 second quarter
  Loss per share of $0.10 compares to a loss per share of $0.28 in the fiscal 2016 second quarter

ST. LOUIS--(BUSINESS WIRE)--July 27, 2017--Build-A-Bear Workshop, Inc. (NYSE:BBW) today reported results for the 2017 second quarter and 26 weeks ended July 1, 2017.

Sharon Price John, Build-A-Bear Workshop President and Chief Executive Officer, commented, “We are pleased to report top line growth as well as expansion in merchandise margin and gross profit margin enabling us to narrow the pre-tax loss in this year’s second quarter to $2.6 million, which is a $3.6 million improvement over the prior year. This performance reflects the successful execution of our stated strategy that is focused on transforming our operating model to capitalize on changing consumer shopping patterns while diversifying and growing revenue streams that leverage the power of the Build-A-Bear brand. While we had a marginal decline in consolidated comparable sales, primarily due to continuing retail traffic challenges, this was more than offset through the successful implementation of our diversification strategies. This included the positive impact of the opening of more productive Discovery format stores and a new, innovative concourse shop model, as well as revenue from alternative sources, including experiential wholesale, international franchising and outbound licensing. We expect the continued disciplined execution of our stated strategies to move us toward our long term goal of sustainable profitable growth.”

Second Quarter 2017 Highlights (13 weeks ended July 1, 2017, compared to the 13 weeks ended July 2, 2016):

  Total revenues were $77.2 million, an increase of 2.8% compared to $75.1 million in the fiscal 2016 second quarter;
  Consolidated net retail sales were $74.4 million, an increase of 0.7% compared to $73.9 million in the fiscal 2016 second quarter;
  Consolidated comparable sales declined 0.9% and included a 1.5% decrease in North America, and a 2.2% increase in Europe. Consolidated comparable e-commerce sales increased 13.3%, following an 11.7% increase in the fiscal 2016 second quarter;
  Retail gross margin was 43.7%, an increase of 150 basis points compared to the fiscal 2016 second quarter, reflecting a 190 basis-point expansion in merchandise margin partially offset by deleverage of fixed occupancy costs;
  Selling, general and administrative expenses were $35.8 million, or 46.4% of total revenues compared to $37.1 million, or 49.3% of total revenues, in the fiscal 2016 second quarter;
  Pre-tax loss was $2.6 million compared to a pre-tax loss of $6.2 million in the fiscal 2016 second quarter;
  Income tax benefit was $1.1 million with an effective tax rate of 41.4%, compared to an income tax benefit of $1.9 million with an effective tax rate of 31.1% in the fiscal 2016 second quarter;
  Net loss was $1.5 million, or $0.10 per share, compared to a net loss of $4.3 million, or $0.28 per share, in the fiscal 2016 second quarter; and
  Adjusted net loss was $2.3 million, or $0.15 per share, compared to an adjusted net loss of $3.7 million, or $0.24 per share, in the fiscal 2016 second quarter (See Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)).

First Six Months Fiscal 2017 Highlights (26 weeks ended July 1, 2017, compared to the 26 weeks ended July 2, 2016):

  Total revenues were $167.9 million compared to $170.1 million in the first six months of fiscal 2016;
  Consolidated net retail sales were $163.0 million compared to $168.0 million in the first six months of fiscal 2016;
  Consolidated comparable sales decreased 5.0% and included a 5.8% decrease in North America and a 0.8% decrease in Europe. Consolidated comparable e-commerce sales increased 2.8%, following a 5.6% increase in the first six months of fiscal 2016;
  Retail gross margin was 45.5% compared to 45.6% in the first six months of fiscal 2016, as deleverage of fixed occupancy costs was offset by improvements in merchandise margin;
  Selling, general and administrative expense decreased $3.2 million to $73.5 million, or 43.8% of total revenues, compared to 45.1% of total revenues in the first six months of fiscal 2016;
  Pre-tax income was $2.0 million compared to a pre-tax loss of $1.0 million in the first six months of fiscal 2016;
  Tax expense was $0.7 million with a tax rate of 37.7% compared to a tax benefit of $0.2 million with a tax rate of 19.4% in the first six months of fiscal 2016;
  Net income was $1.2 million, or $0.08 per diluted share, compared to a net loss of $0.8 million, or $0.05 per share, in the first six months of fiscal 2016; and
  Adjusted net income was $0.5 million, or $0.03 per diluted share, compared to an adjusted net loss of $0.5 million, or $0.02 per share, in the first six months of fiscal 2016. (See Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)).

Impact of Foreign Currency:

The ongoing fluctuation in the British pound sterling relative to the U.S. dollar, as a result of the United Kingdom’s referendum vote in June 2016, continues to affect the Company’s revenues and pre-tax results with the most significant impact in retail cost of merchandise sold as most inventory is purchased in U.S. dollars. In the first half of fiscal 2017, the Company estimates an unfavorable impact on revenues and pre-tax income of approximately $3.5 million and $0.5 million, respectively. In the fiscal 2017 second quarter, the Company estimates an unfavorable impact on revenues and pre-tax income of approximately $1.5 million and $0.2 million, respectively. This is inclusive of the transactional impact of changes in foreign exchange rates on the remeasurement of the Company’s balance sheets included in the Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss).

Store Activity:

During the second quarter, the Company opened 23 new stores, closed 6 locations and remodeled or reformatted 16 stores. As of July 1, 2017, the Company operated 353 company-owned stores, including 93 in a Discovery format, with 293 locations in North America, 59 in Europe and 1 in China. The Company’s international franchisees ended the period with 88 stores in 11 countries.

Balance Sheet:

The Company ended the fiscal 2017 second quarter with cash and cash equivalents totaling $12.6 million and no borrowings under its revolving credit facility. Total inventory at quarter-end was $58.4 million compared to $55.5 million in the prior year second quarter, an increase of 5.3%. In the fiscal 2017 second quarter, capital expenditures were $5.7 million, and depreciation and amortization was $4.0 million.

Review of Strategic Alternatives:

In May 2016, the Company announced that its Board of Directors had authorized an exploration of a full range of strategic alternatives. No timetable has been set for the Company’s review process. The Company does not expect to comment further or update the market with any additional information on the process unless and until the Board of Directors deems disclosure appropriate or necessary. There is no assurance that this exploration will result in any strategic alternatives being announced or executed.

2017 Key Strategic Initiatives:

CHANNEL Evolution

The Company continues to evolve its real estate portfolio by diversifying locations and formats. Building on a successful test in Fall 2016, the Company expanded its new, innovative concourse shop model by adding 17 locations in the second quarter. Concourse shops require less capital, shorter term leases and, at approximately 200 square feet, offer a flexible model for a wide range of venues. Separately, the Company is also announcing its plans to open a new location in New York City this Fall next to the Empire State Building, allowing it to serve both tourists and local shoppers. In addition, the Company plans to redefine its presence within the expansive Southern California market following the closure of the store currently operating in the Downtown Disney District in Anaheim, California, at the end of September.

The Company also continues to leverage its successful Discovery store format as it remodeled or reformatted 16 locations in the second quarter finishing the quarter with 93 locations in a Discovery format including, the aforementioned concourse shops.

The Company remains on track to complete the upgrade of its web platform ahead of the fourth quarter and holiday season. The reinvention of the website platform and e-commerce systems is expected to enable Guests to experience Build-A-Bear online in new ways.

PRODUCT Expansion

The Company is focused on meeting the needs of its core consumer base, boys and girls ages 3 to 12, while systematically building secondary consumer segments, including the teen-plus affinity and gift-giver consumers. Accordingly, the Company plans to balance its offering of core products with a comprehensive program of key licensed properties, including products with tie-ins to major movie releases throughout 2017 while continuing to develop and expand offerings of its successful owned intellectual property stories, such as its Promise Pets, Honey Girls and the holiday-specific Merry Mission collections.

The Company also plans to continue to build outbound licensing programs by leveraging the power of the Build-A-Bear brand, as well as other owned intellectual properties. New license agreements have been added in categories ranging from non-plush toys to slippers and electronics, with updates and launches planned throughout 2017.

BRAND and EXPERIENCE Amplification

In addition to creating sharable, emotional content that more authentically communicates the heart of the brand, the Company is making adjustments to marketing programs that create synergy across channels. To that end, in the second quarter, the company continued to adjust its media to better reach moms and kids while leveraging the competitive advantage of its entertainment retail experience by adding in-store events such as story readings, movie release celebrations and appearances by its iconic mascots. The Company plans to continue to develop entertainment content, including mobile apps, music videos and other opportunities that increase engagement, and are designed to improve efficiency, drive traffic and lead to profitable sales growth.

LONG-TERM PROFITABILITY Improvement

The Company is focused on improving profitability by driving revenue growth through the execution of its stated strategies, as well as disciplined expense management and ongoing efforts in process and systems upgrades, including the expected launch of its new web platform. In the second quarter, the Company improved both merchandise margin and gross profit margin reflecting the successful execution of its profitability improvement initiatives.

As Build-A-Bear celebrates its 20th year in business and continues to evolve into a multi-generational, multi-dimensional branded company, the plans and actions that have been implemented since the start of the turnaround in 2013 are expected to provide the foundation to execute the Company’s strategies and achieve its goal of sustained profitable growth.

Today’s Conference Call Webcast:

Build-A-Bear Workshop will host a live internet webcast of its quarterly investor conference call at 9 a.m. ET today. The audio broadcast may be accessed at the Company’s investor relations website, http://IR.buildabear.com. The call is expected to conclude by 10 a.m. ET.

A replay of the conference call webcast will be available in the investor relations website for one year. A telephone replay will be available beginning at approximately noon ET today until midnight ET on August 3, 2017. The telephone replay is available by calling (844)-512-2921. The access code is 13665245.

About Build-A-Bear

Celebrating 20 years of business in 2017, Build-A-Bear is a global brand kids love and parents trust that seeks to add a little more heart to life. Build-A-Bear Workshop has approximately 400 stores worldwide where guests can create customizable furry friends, including company-owned stores in the United States, Canada, Denmark, Ireland, Puerto Rico, the United Kingdom and China, and franchise stores in Africa, Asia, Australia, Europe, Mexico and the Middle East. The company was named to the FORTUNE 100 Best Companies to Work For® list for the eighth year in a row in 2016. Build-A-Bear Workshop, Inc. (NYSE:BBW) posted a total revenue of $364.2 million in fiscal 2016. For more information, visit the Investor Relations section of buildabear.com.

Forward-Looking Statements

This press release contains certain statements that are, or may be considered to be, “forward-looking statements” for the purpose of federal securities laws, including, but not limited to, statements that reflect our current views with respect to future events and financial performance. We generally identify these statements by words or phrases such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “future,” “potential” or “continue,” the negative or any derivative of these terms and other comparable terminology. All of the information concerning the potential outcome of exploring strategic alternatives, our future liquidity, future revenues, margins and other future financial performance and results, achievement of operating of financial plans or forecasts for future periods, sources and availability of credit and liquidity, future cash flows and cash needs, success and results of strategic initiatives and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information.

These statements are based only on our current expectations and projections about future events. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements, including those factors discussed under the caption entitled “Risks Related to Our Business” and “Forward-Looking Statements” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 16, 2017 and other periodic reports filed with the SEC which are incorporated herein.

All of our forward-looking statements are as of the date of this Press Release only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or other risks and uncertainties referred to in this Press Release or included in our other public disclosures or our other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect our continuing operations and our future financial results, cash flows, available credit, prospects and liquidity. Except as required by law, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	July 1,	% of Total	July 2,	% of Total
	2017	Revenues (1)	2016	Revenues (1)
Revenues:
Net retail sales	$74,422	96.4	$73,928	98.4
Commercial revenue	2,126	2.8	798	1.1
Franchise fees	678	0.9	413	0.5
Total revenues	77,226	100.0	75,139	100.0
Costs and expenses:
Cost of merchandise sold - retail (1)	41,902	56.3	42,760	57.8
Cost of merchandise sold - commercial (1)	1,231	57.9	429	53.8
Selling, general and administrative	35,843	46.4	37,050	49.3
Store preopening	873	1.1	1,154	1.5
Interest (income) expense, net	(7)	(0.0)	(11)	(0.0)
Total costs and expenses	79,842	103.4	81,382	108.3
Loss before income taxes	(2,616)	(3.4)	(6,243)	(8.3)
Income tax benefit	(1,083)	(1.4)	(1,942)	(2.6)
Net loss	$(1,533)	(2.0)	$(4,301)	(5.7)

Loss per common share:
Basic	$(0.10)		$(0.28)
Diluted	$(0.10)		$(0.28)
Shares used in computing common per share amounts:
Basic	15,627,324		15,486,462
Diluted	15,627,324		15,486,462

(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail and cost of merchandise sold - commercial that are expressed as a percentage of net retail sales and commercial revenue, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	26 Weeks		26 Weeks
	Ended		Ended
	July 1,	% of Total	July 2,	% of Total
	2017	Revenues (1)	2016	Revenues (1)
Revenues:
Net retail sales	$163,007	97.1	$167,984	98.7
Commercial revenue	3,733	2.2	1,279	0.8
Franchise fees	1,117	0.7	852	0.5
Total revenues	167,857	100.0	170,115	100.0
Costs and expenses:
Cost of merchandise sold - retail (1)	88,770	54.5	91,317	54.4
Cost of merchandise sold - commercial (1)	2,122	56.8	678	53.0
Selling, general and administrative	73,492	43.8	76,731	45.1
Store preopening	1,512	0.9	2,398	1.4
Interest (income) expense, net	(18)	(0.0)	(38)	(0.0)
Total costs and expenses	165,878	98.8	171,086	100.6
Income (loss) before income taxes	1,979	1.2	(971)	(0.6)
Income tax expense (benefit)	747	0.4	(188)	(0.1)
Net income (loss)	$1,232	0.7	$(783)	(0.5)

Income (loss) per common share:
Basic	$0.08		$(0.05)
Diluted	$0.08		$(0.05)
Shares used in computing common per share amounts:
Basic	15,583,631		15,448,580
Diluted	15,773,051		15,448,580

(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail and cost of merchandise sold - commercial that are expressed as a percentage of net retail sales and commercial revenue, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except share and per share data)

	July 1,	December 31,	July 2,
	2017	2016	2016

ASSETS
Current assets:
Cash and cash equivalents	$12,568	$32,483	$10,156
Inventories	58,403	51,885	55,463
Receivables	9,033	12,939	9,380
Prepaid expenses and other current assets	12,823	12,737	13,817
Total current assets	92,827	110,044	88,816

Property and equipment, net	75,667	74,924	69,872
Deferred tax assets	10,256	8,256	10,944
Other intangible assets, net	1,361	1,721	1,859
Other assets, net	2,493	4,650	4,869
Total Assets	$182,604	$199,595	$176,360

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$17,016	$27,861	$22,404
Accrued expenses	11,285	15,897	10,427
Gift cards and customer deposits	29,559	37,070	28,864
Deferred revenue	1,803	2,029	2,250
Other current liabilities	82	-	-
Total current liabilities	59,745	82,857	63,945

Deferred rent	17,432	15,438	14,412
Deferred franchise revenue	540	565	636
Other liabilities	1,560	1,623	927

Stockholders' equity:
Common stock, par value $0.01 per share	160	159	159
Additional paid-in capital	69,689	68,001	66,455
Accumulated other comprehensive loss	(12,010)	(12,727)	(11,696)
Retained earnings	45,488	43,679	41,522
Total stockholders' equity	103,327	99,112	96,440
Total Liabilities and Stockholders' Equity	$182,604	$199,595	$176,360

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands, except square foot data)

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	July 1,	July 2,	July 1,	July 2,
	2017	2016	2017	2016

Other financial data:
Retail gross margin ($) (1)	$32,520	$31,168	$74,237	$76,667
Retail gross margin (%) (1)	43.7%	42.2%	45.5%	45.6%
Capital expenditures (2)	$5,736	$5,696	$8,026	$11,882
Depreciation and amortization	$3,957	$3,808	$7,883	$7,619

Store data (3):
Number of company-owned retail locations at end of period
North America			293	263
Europe			59	57
Asia			1	1
Total company-owned retail locations			353	321

Number of franchised stores at end of period			88	77

Company-owned store square footage at end of period (4)
North America			730,134	708,554
Europe			83,672	81,454
Asia			1,750	1,750
Total square footage			815,556	791,758

Consolidated comparable sales change (5)
North America	(1.5)%	(8.3)%	(5.8)%	(2.1)%
Europe	2.2%	(10.0)%	(0.8)%	(5.9)%
Consolidated	(0.9)%	(8.6)%	(5.0)%	(2.8)%

Stores	(1.4)%	(9.3)%	(5.3)%	(3.1)%
E-commerce	13.3%	11.7%	2.8%	5.6%
Consolidated	(0.9)%	(8.6)%	(5.0)%	(2.8)%

(1)	Retail gross margin represents net retail sales less retail cost of merchandise sold. Retail gross margin percentage represents retail gross margin divided by net retail sales.
(2)	Capital expenditures represents cash paid for property, equipment, software, other assets and other intangible assets.
(3)	Excludes e-commerce. North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom, Ireland and Denmark. In Asia, the store is located in China.
(4)	Square footage for stores located in North America is leased square footage. Square footage for stores located in Europe and Asia is estimated selling square footage.
(5)	Comparable sales percentage changes are based on net retail sales and exclude the impact of foreign exchange. Stores are considered comparable beginning in their thirteenth full month of operation.

* Non-GAAP Financial Measures

In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic income and income per diluted share adjusted to exclude certain costs and accounting adjustments, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) (1)
(dollars in thousands, except per share data)

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	July 1,	July 2,	July 1,	July 2,
	2017	2016	2017	2016
Net income (loss)	$(1,533)	$(4,301)	$1,232	$(783)

Foreign exchange (gains) losses (2) (7)	(761)	512	(1,054)	(68)
Duty dispute (3) (7)	67	-	123	-
China start-up costs (4) (7)	-	403	-	725
Income tax charges (5)	(124)	(22)	58	136
Income tax impact (6)	78	(260)	96	(491)

Adjusted net (loss) income	$(2,273)	$(3,668)	$455	$(481)

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	July 1,	July 2,	July 1,	July 2,
	2017	2016	2017	2016
Net income (loss) per diluted share	$(0.10)	$(0.28)	$0.08	$(0.05)

Foreign exchange (gains) losses (2)	(0.05)	0.03	(0.07)	(0.00)
Duty dispute (3)	0.00	-	0.01	-
China start-up costs (4)	-	0.03	-	0.05
Income tax charges (5)	(0.01)	(0.00)	0.00	0.01
Income tax impact (6)	0.00	(0.02)	0.01	(0.03)

Adjusted net income (loss) per diluted share	$(0.15)	$(0.24)	$0.03	$(0.02)

(1)	When originally presented, the 2016 results were not adjusted, as they were not considered material at the time. The adjustments for 2016 are now included to be consistent with what the Company included as adjustments for the full year of 2016 and with what it expects to include for the remainder of 2017.
(2)	Represents the consolidated impact of foreign exchange rates on the re-measurement of balance sheet items not denominated in functional currency recorded under the provisions of U.S. GAAP and transactional gains and losses. This does not include any impact on margin associated with the translation of revenues or the foreign subsidiaries' purchase of inventory in U.S. dollars.
(3)	Non-cash charges related to an ongoing dispute with the customs authority in the United Kingdom related to duty on imports dating back to 2009, recorded under the provisions of U.S. GAAP. The Company continues to vigorously pursue the claim.
(4)	Represents the costs associated with opening the first company-owned location in China, including start-up costs and store preopening.
(5)	Includes certain discrete items, including the impact of the adoption of a new accounting standards in Q1 2017.
(6)	Represents the aggregate impact of the pre-tax adjustments, excluding income tax valuation allowance on income tax expense for the respective periods.
(7)	These pre-tax adjustments totaled $(0.7) million and $0.9 million for the 13 weeks ended July 1, 2017 and July 2, 2016, respectively, and $(0.9) million and $0.7 million for the 26 weeks ended July 1, 2017 and July 2, 2016, respectively.

CONTACT:
Build-A-Bear Workshop
Investors:
Voin Todorovic, 314-423-8000 x5221
or
Media:
Beth Kerley
bethk@buildabear.com